Exhibit (h)

NB CROSSROADS PRIVATE MARKETS FUND VII ADVISORY LP

Placement Agency Agreement

AGREEMENT made as of the [   ] day of [    ], 2021 by and between NB Crossroads Private Markets Fund VII Advisory LP, a Delaware limited partnership, with its principal office and place of business at 325 North Saint Paul Street, 49th Floor, Dallas, Texas 75201 (the “Fund”), and Neuberger Berman BD LLC, a Delaware limited liability company with its principal office and place of business at 1290 Avenue of the Americas, New York, New York 10104 (the “Placement Agent”).

1.	Offering of Interests; Placement Agent’s Duties; Other Related Terms and Conditions.

(a)	The Fund proposes to issue and to sell limited partnership interests in the Fund (“Interests”) in accordance with its Confidential Private Offering Memorandum, as amended from time to time (the “Memorandum”).

(b)	The Fund reserves the right to suspend the offering of Interests at any time in its absolute discretion, and upon notice of such suspension the Placement Agent shall cease to offer Interests.

(c)	Notwithstanding anything to the contrary in this Agreement, only officers or employees of the Placement Agent who are licensed as registered representatives of the Placement Agent (“Registered Reps”) or Financial Intermediaries (as defined below) shall solicit potential investors, distribute marketing materials and subscription and other materials to potential investors, or otherwise service or assist in the offering of the Interests during the term of this Agreement.

(d)	All investor applications (“Investor Applications”) certifying that the Interests being purchased are being acquired by an eligible investor and subscriptions for Interests shall be directed to the Fund or its agent for acceptance and shall not be binding until accepted by the Fund. The Fund, in its discretion, may refuse to accept any order for the purchase of Interests.

(e)	Neither the Placement Agent nor any other person is authorized by the Fund to give any information or to make any representations other than as is contained in the Memorandum or as specifically approved in writing by the Fund or its agents.

2.	Definitions.

All capitalized terms used in this Agreement which are not separately defined herein shall have the respective meanings set forth in the Memorandum.

3.	Placement of Interests

(a)	Subject to the terms and conditions set forth herein, the Fund hereby appoints the Placement Agent as its placement agent in connection with the placement of Interests. Subject to the performance in all material respects by the Fund of its obligations hereunder, and to the completeness and accuracy in all material respects of all of the representations and warranties of the Fund contained herein, the Placement Agent hereby accepts such agency and agrees on the terms and conditions herein set forth to use its best efforts to find qualified applicants for Interests. The Placement Agent shall not have any liability to the Fund in the event that any applicant fails to consummate the purchase of Interests for any reason other than the Placement Agent’s willful misconduct or gross negligence.

(b)	Subject to applicable law and as requested by the Fund, the Fund will be offered by registered investment advisers and, additionally, by financial intermediaries with whom the Placement Agent shall have entered into agreements (“Servicing and Sub-Placement Agency Agreements”) (such financial intermediaries, together with such registered investment advisers, being referred to collectively herein as “Financial Intermediaries”).

(c)	The offers and sales of Interests are to be effected pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(2) thereof and Regulation D thereunder. Both the Placement Agent and the Fund have established the following procedures in connection with the offer and sale of Interests and agree that neither party will make offers or sales of any Interests except in compliance with such procedures:

(i)	Offers and sales of Interests will be made only in compliance with Regulation D and only to investors that are reasonably believed to qualify as “accredited investors,” as defined in Rule 501(a) under the Securities Act and “qualified clients,” as defined in Rule 205-3 under the Investment Advisers Act of 1940, as amended.

(ii)	No sale of Interests to any one investor will be for less than the minimum denominations as may be specified in the Memorandum or as the Fund shall advise.

(iii)	No offer or sale of any Interests shall be made in any state or jurisdiction, or to any prospective investor located in any state or jurisdiction, where such Interests have not been registered or qualified for offer and sale under applicable state securities laws unless such Interests are exempt from the registration or qualification requirements of such laws.

(d)	All subscriptions for Interests shall be made through Financial Intermediaries or Registered Reps and directed to the Fund for acceptance and shall not be binding on the Fund until accepted by it. The Fund shall have the right to accept or reject any subscription in accordance with the terms of its governing documents and the Memorandum. The Fund shall give notice of such determination to the individual subscriber and the Financial Intermediary responsible for the subscription.

(e)	For purposes of the offering of Interests, the Fund will furnish to the Placement Agent copies of the Memorandum and Investor Application in such numbers as the Placement Agent may reasonably request for purposes of the offering. The Placement Agent shall authorize the Registered Reps and the Financial Intermediaries to furnish to prospective investors only such information concerning the Fund and the offering as may be contained in the Memorandum or any written supplements thereto.

4.	Applications During the Commitment Period

(a)	The commitment period (the “Commitment Period”) for the Interests shall commence as soon as practicable after the date as of which this Agreement is effective and be closed on such date as may be agreed to by the Board of Directors of the Fund (the “Board”).

(b)	All applications for Interests and payments by applicants for Interests shall be made pursuant to the terms and conditions set forth in the Memorandum and the Investor Application. Such applications shall be subject to acceptance by the Fund.

(c)	If the offering is not completed in accordance with the conditions set forth in the Memorandum, the Fund may terminate the offering. In such case, the Fund will instruct the Fund’s administrator to return all payments to investors.

5.	Representations, Warranties and Covenants of the Fund.

The Fund represents and warrants to, and agrees with, the Placement Agent that:

(a)	The Fund has been duly formed and is validly existing as a limited partnership in good standing under the laws of the State of Delaware with all requisite power and authority, all necessary authorizations, approvals, orders, licenses, certificates and permits of and from all governmental regulatory officials and bodies, and all necessary rights, licenses and permits from other parties to conduct its business as described in the Memorandum.

(b)	Interests to be or which may be issued by the Fund have been duly authorized for issuance and sale and, when issued and delivered by the Fund, Interests will conform to all statements relating thereto contained in the Memorandum.

(c)	The issue and sale of Interests and the execution, delivery and performance of the Fund’s obligations under the Memorandum will not result in the violation of any applicable law.

(d)	The Fund will apply the proceeds from the sale of Interests for the purposes set forth in the Memorandum.

(e)	All materials to be given to any potential investor in connection with the offering or placement of Interests (all such materials, together with the Memorandum, being referred to herein as the “Offering Materials”) will be, as of the closing date of each sale of Interests in respect of which it is used (a “Closing Date”), true, complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained therein not misleading. The Fund agrees to advise the Placement Agent immediately of the occurrence of any event or other change which results in the Offering Materials containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading. The Fund recognizes and confirms that the Placement Agent (i) will be using and relying on the information in the Offering Materials in performing the services contemplated hereunder, (ii) does not assume responsibility for the accuracy or completeness of such information or of the Offering Materials and (iii) will not make any appraisal of any assets of the Fund.

(f)	This Agreement has been duly authorized, executed and delivered by the Fund and, assuming the Placement Agent’s execution hereof, will constitute a valid and binding agreement of the Fund.

(g)	Prior to and on the effective date of this Agreement, neither the Fund, nor to the knowledge of the Fund, any person acting on behalf of the Fund, has directly or indirectly offered or sold, or attempted to offer or sell any Interests to or solicited offers to buy any Interests from, or otherwise approached or negotiated with respect thereto with, any prospective investor in connection with the placement of Interests.

6.	Additional Covenants of the Fund.

The Fund covenants and agrees with the Placement Agent as follows:

(a)	The Placement Agent and the Placement Agent’s counsel shall be furnished with such documents as the Placement Agent and counsel may reasonably require from time to time for the purpose of enabling the Placement Agent to serve as placement agent as herein contemplated or to evidence the accuracy of any of the representations and warranties, or the fulfillment of any of the conditions herein contained.

(b)	If, at any time after the commencement of an offering of Interests and prior to its termination, an event occurs which in the opinion of counsel to the Fund materially affects the Fund and which should be set forth in an amendment or supplement to the Memorandum in order to make the statements therein not misleading in light of the circumstances under which they are made, the Fund will notify the Placement Agent as promptly as practical of the occurrence of such event and prepare and furnish to the Placement Agent copies of an amendment or supplement to the Memorandum, in such reasonable quantities as the Placement Agent may request in order that the Memorandum will not contain any untrue statement of any material fact or omit to state a material fact which in the opinion of such counsel is necessary to make the statements therein not misleading in light of the circumstances under which they are made.

7.	Representations and Warranties of the Placement Agent.

The Placement Agent represents and warrants that:

(a)	It is a limited liability company duly organized and existing and in good standing under the laws of the State of Delaware and it is duly qualified to carry on its business in the State of New York.

(b)	It is empowered and duly authorized under applicable laws and by its organizational documents to enter into this Agreement and perform its obligations under this Agreement, and has duly executed and delivered this Agreement.

(c)	All requisite limited liability company proceedings have been taken to authorize it to enter into this Agreement and perform its obligations under this Agreement.

(d)	It has and will continue to have access to the necessary facilities, equipment, and personnel to perform its duties and obligations under this Agreement.

(e)	This Agreement, when executed and delivered, will constitute a legal, valid and binding agreement of the Placement Agent.

(f)	The performance by the Placement Agent of its obligations under this Agreement does not and will not contravene any provision of its organizational documents.

(g)	The Placement Agent has and will maintain all licenses and registrations necessary under applicable law and regulations to provide the services required to be provided by the Placement Agent hereunder.

(h)	The Placement Agent has not and will not solicit any offer to buy or offer to sell Interests in any manner which would be inconsistent with applicable laws and regulations, or with the procedures for solicitations contemplated by the Memorandum.

8.	Compensation of the Placement Agent.

(a)	Except as may otherwise be agreed to by the Fund, the Placement Agent shall be responsible for the payment of all costs and expenses incurred by the Placement Agent in connection with the performance of its obligations under this Agreement.

(b)	The Placement Agent shall pay all expenses relating to its licenses and registrations necessary under applicable law and regulations to provide the services described herein, and shall also pay all expenses incurred in providing office space, equipment, and personnel as may be necessary or convenient to provide the services contemplated herein.

9.	Indemnification; Notification of Claims.

(a)	Notwithstanding anything in this Agreement to the contrary, the Placement Agent shall not be responsible for, and the Fund shall indemnify and hold harmless the Placement Agent, its employees, directors, officers and managers and any person who controls the Placement Agent within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934 (the “1934 Act”) (for purposes of this Section 9, “Placement Agent Indemnitees”) from and against, any and all losses, damages, costs, charges, reasonable counsel fees, payments, liabilities and other expenses of every nature and character arising out of or attributable to all and any of the following (for purposes of this Section 9, a “Placement Agent Claim”):

(i)	any material action (or omission to act) of the Placement Agent or its agents taken in connection with this Agreement; provided, that such action (or omission to act) is taken in good faith and without willful misfeasance, bad faith, gross negligence, or reckless disregard by the Placement Agent of its duties and obligations under this Agreement;

(ii)	any untrue statement of a material fact contained in the Offering Materials or arising out of or based upon any alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission was made in reliance upon, and in conformity with, information furnished to the Fund in connection with the preparation of the Memorandum or any other Offering Materials by or on behalf of the Placement Agent;

(iii)	any material breach of the Fund’s agreements, representations, warranties, and covenants in Sections 5 and 6 of this Agreement; or

(iv)	the reliance on or use by the Placement Agent or its agents or subcontractors of information, records, documents or services which have been prepared, maintained or performed by the Fund or any agent of the Fund provided pursuant to Section 6(a).

(b)	The Placement Agent will indemnify, defend and hold the Fund and its officers and directors and any person who controls the Fund within the meaning of Section 15 of the Securities Act or Section 20 of the 1934 Act (collectively, the “Fund Indemnitees” and, with the Placement Agent Indemnitees, an “Indemnitee”), free and harmless from and against any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character (including the cost of investigating or defending such claims, demands, actions, suits or liabilities and any reasonable counsel fees incurred in connection therewith), but only to the extent that such claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses result from, arise out of or are based upon all or any of the following (for purposes of this Section 9(b), a “Fund Claim” and, with a Placement Agent Claim, a “Claim”):

(i)	any material action (or omission to act) of the Placement Agent or its agents taken in connection with this Agreement, provided that such action (or omission to act) is not taken in good faith or is taken with willful misfeasance, gross negligence or reckless disregard by the Placement Agent of its duties and obligations under this Agreement;

(ii)	any untrue statement of a material fact contained in the Offering Materials, any alleged omission of a material fact required to be stated or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon, and in conformity with, information furnished to the Fund in writing in connection with the preparation of the Offering Materials by or on behalf of the Placement Agent; or

(iii)	any material breach of the Placement Agent’s representations and warranties set forth in Section 7 hereof.

(c)	The Fund or the Placement Agent (for purpose of this Section 9(c), an “Indemnifying Party”) may assume the defense of any suit brought to enforce any Placement Agent Claim or Fund Claim, respectively, and may retain counsel chosen by the Indemnifying Party and approved by the other Party, which approval shall not be unreasonably withheld or delayed. The Indemnifying Party shall advise the other Party that it will assume the defense of the suit and retain counsel within ten (10) days of receipt of the notice of the claim. If the Indemnifying Party assumes the defense of any such suit and retains counsel, the other Party shall bear the fees and expenses of any additional counsel that they retain. If the Indemnifying Party does not assume the defense of any such suit, or if the other Party does not approve of counsel chosen by the Indemnifying Party, or if the other Party has been advised that it may have available defenses or claims that are not available to or conflict with those available to the Indemnifying Party, the Indemnifying Party will reimburse any Indemnitee named as defendant in such suit for the reasonable fees and expenses of any counsel that the Indemnitee retains. An Indemnitee shall not settle or confess any claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

(d)	An Indemnitee shall provide notice to the Indemnifying Party of any action brought against an Indemnitee within twenty (20) days after the summons or other first legal process is served, which notice shall refer to the Person or Persons against whom the action is brought; provided that the failure to provide such notice shall not relieve the Indemnifying Party of any liability that it may have to any Indemnitee except to the extent that the ability of the party entitled to such notice to defend such action has been materially adversely affected by the failure to provide notice.

(e)	The provisions of this Section 9 and the parties’ representations and warranties in this Agreement shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any Indemnitee and shall survive the sale and redemption of any Interests made pursuant to subscriptions obtained by the Placement Agent. The indemnification provisions of this Section 9 will inure exclusively to the benefit of each person that may be an Indemnitee at any time and their respective successors and assigns (it being intended that such persons be deemed to be third party beneficiaries under this Agreement).

10.	Representations and Indemnities to Survive Delivery.

The agreements, representations, warranties, indemnities and other statements of the parties and their officers set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of the Placement Agent, or the Fund, any members, directors or officers of any of the foregoing or any person controlling any of the foregoing, and (iii) acceptance of any payment for Interests hereunder. The provisions of this Section 10 shall survive the termination or cancellation of this Agreement.

11.	Effective Date and Term of Agreement.

This Agreement shall become effective for all purposes on the date the Fund commences investment operations, and shall continue in effect for two years from such date. Thereafter, this Agreement shall continue in effect from year to year, provided that each such continuance is approved by the Board, including the vote of a majority of the Directors who are not “interested persons” of the Fund as defined by the 1940 Act and the rules thereunder.

12.	Termination.

This Agreement may be terminated as follows:

(a)	Either party may terminate this Agreement without cause by written notice to the other on not less than 30 days’ notice, or, if there has been a material breach of any condition, warranty, representation or other term of this Agreement by the other, by written notice to such other at any time.

(b)	By written notice to the Fund, the Placement Agent may terminate this Agreement at any time if (i) there has been, since the respective dates as of which information is given in the Memorandum, any material adverse change in the condition, financial or otherwise, of the Fund, which, in the Placement Agent’s sole opinion, will make it inadvisable to proceed with the delivery of Interests; (ii) there has occurred any outbreak of hostilities or other domestic or international calamity or crisis the effect of which on the financial markets is so substantial and adverse as to make it, in the Placement Agent’s judgment, impracticable to market Interests or enforce contracts for the sale of Interests; and (iii) any order suspending the sale of Interests shall have been issued by any jurisdiction in which a sale or sales of Interests shall have been made, or proceedings for that purpose shall have been initiated or, to the Placement Agent’s best knowledge and belief, shall be contemplated.

(c)	This Agreement shall terminate automatically in the event of its “assignment” as such term is defined by the 1940 Act and the rules thereunder.

13.	Delegation of Powers.

The Placement Agent shall be entitled to delegate all or any of its duties, functions or powers under this Agreement to another person as sub-agents, subject to the provisions of the 1940 Act. However, the Placement Agent shall be solely responsible for the acts and omissions of any such sub-agent and for the payment of any remuneration to such sub-agent.

14.	Notices.

All communications required or permitted to be given hereunder by either party to the other shall be deemed sufficiently given if in writing and personally delivered or sent by facsimile or registered, certified or overnight mail, postage prepaid, addressed by the party giving such notice to the other party at the address set forth below unless and until changed by the Placement Agent or the Fund, as the case may be. Notice shall be given to each party at the following addresses:

If to the Placement Agent:

Neuberger Berman BD LLC

1290 Avenue of the Americas

New York, New York 10104

Attn: Legal/Compliance

If to the Fund:

NB Crossroads Private Markets Fund VII Advisory LP

325 North Saint Paul Street, 49th Floor

Dallas, Texas 75201

With a copy to the Fund at:

NB Crossroads Private Markets Fund VII Advisory LP

53 State Street, 13th Floor

Boston, MA 02109

Attn: PE FOF Finance

15.	Miscellaneous.

(a)	This Agreement may be executed in counterparts, each of which when so executed and delivered shall constitute one and the same instrument. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns and no other person shall have any right or obligation hereunder.

(b)	This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof, and neither this Agreement nor any term hereof may be changed, waived, discharged or terminated except by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

16.	Governing Law.

This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the State of New York, without giving effect to the conflicts of laws, principles and rules thereof.

If the foregoing correctly sets forth the understanding between the parties, acceptance shall be indicated in the space provided below whereupon this letter will form a valid and binding contract among the signers in accordance with its terms.

Very truly yours,

NB CROSSROADS PRIVATE MARKETS FUND VII ADVISORY LP

By:
Name:
Title:

Agreed to and accepted,

NEUBERGER BERMAN BD LLC

By:
Name:
Title: